UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2017

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

The information regarding the termination of the Employment Agreement of James A. Edmiston, III set forth in Item 5.02 below is incorporated by reference into this Item 1.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2017, Harvest Natural Resources, Inc, a Delaware corporation (the “Company”), terminated the Employment Agreement, dated January 1, 2009 (the “Employment Agreement”), of James A. Edmiston, III, President and Chief Executive Officer of the Company, in connection with the planned dissolution and liquidation of the Company and Mr. Edmiston ceased to be a full-time employee of the Company. The Company and Mr. Edmiston agreed to terminate his Employment Agreement because the planned dissolution and liquidation of the Company will require less than the full-time employment of Mr. Edmiston. Even though Mr. Edmiston’s Employment Agreement and full-time employment have been terminated, Mr. Edmiston will continue to serve as the Company’s President and Chief Executive Officer and as a director of the Company.

In connection with Mr. Edmiston’s agreement to continue to serve as the Company’s President and Chief Executive Officer, the Company and Mr. Edmiston entered into a Consulting Agreement, dated April 13, 2017 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Edmiston will provide services to the Company as an independent contractor. Mr. Edmiston will be paid a base retainer of $20,000 per month. If Mr. Edmiston provides more than forty hours of service to the Company during any month during the term of the Consulting Agreement, Mr. Edmiston will be paid for each additional hour in excess of forty hours on an hourly basis. Mr. Edmiston’s Consulting Agreement expires on June 30, 2017, subject to earlier termination in accordance with the terms of the Consulting Agreement.

Under the terms of Mr. Edmiston’s Employment Agreement, the closing of the sale of the Company’s interests in Venezuela on October 7, 2016 constituted a change of control, which together with the termination of Mr. Edmiston’s Employment Agreement, resulted in the Company owing certain obligations to Mr. Edmiston. As a result, the Company and Mr. Edmiston entered into a Separation and Release Agreement, dated April 13, 2017 (the “Separation Agreement”). Under the Separation Agreement, Mr. Edmiston will receive (i) a lump sum cash severance payment of approximately $3.9 million payable on October 13, 2017, (ii) outplacement services in the amount of $20,000, (iii) payment or reimbursement for continued life, disability, accident, dental and health insurance for Mr. Edmiston and qualifying dependents in an aggregate amount equal to an estimated $245,000, and (iv) approximately $102,000 for earned and unused vacation time. Mr. Edmiston also agreed to a release of claims in favor of the Company and to certain non-competition, confidentiality and customary restrictive covenants under the Separation Agreement.

The foregoing summaries of the Consulting Agreement and the Separation Agreement do not purport to be a complete description of the terms and conditions of the Consulting Agreement and the Separation Agreement and are qualified in their entirety by the full text of the Consulting Agreement and Separation Agreement attached as Exhibit 10.1 and 10.2, respectively, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Consulting Agreement, dated April 13, 2017, between the Company and James A. Edmiston, III.

10.2	Separation and Release Agreement, dated April 13, 2017, between the Company and James A. Edmiston, III.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.

Dated: April 19, 2017

	By:	/s/ Keith L. Head
Keith L. Head Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Consulting Agreement, dated April 13, 2017, between the Company and James A. Edmiston, III.

10.2	Separation and Release Agreement, dated April 13, 2017, between the Company and James A. Edmiston, III.